Exhibit 99.1

October 23, 2013

Phoenix, Arizona

Knight Transportation Reports Third Quarter 2013 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the third quarter ended Sept 30, 2013.

Key financial highlights for the third quarter and first nine months of 2013 and 2012 were as follows:

	Three Months Ended Sept 30, (dollars in thousands, except per share data)			Nine Months Ended Sept 30, (dollars in thousands, except per share data)
	2013	2012	% Change	2013	2012		% Change
Total revenue	$239,338	$237,933	0.6%	$719,521	$693,733		3.7%
Revenue, excluding trucking fuel surcharge	$195,847	$192,550	1.7%	$585,551	$556,987		5.1%
GAAP operating income	$24,274	$27,767	-12.6%	$81,743	$79,703		2.6%
Adjusted operating income	NA	NA	NA	$81,743	$83,684	(1)	-2.3%
GAAP net income	$15,059	$16,584	-9.2%	$49,181	$46,418		6.0%
Adjusted net income	NA	NA	NA	$49,181	$50,312	(1)	-2.2%
GAAP earnings per diluted share	$0.19	$0.21	-9.7%	$0.61	$0.58		5.6%
Adjusted earnings per diluted share	NA	NA	NA	$0.61	$0.63	(1)	-2.5%

(1) The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration.  See GAAP to Non-GAAP reconciliation schedule.  GAAP and Non-GAAP measurements for 2013 are identical.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on September 6, 2013, which was paid on September 25, 2013.

Kevin Knight, Chairman and Chief Executive Officer, commented on the quarter, “Despite a difficult operating environment and running 3.6% fewer tractors than last year, we grew our revenue on a year over year basis. Our revenue per tractor improved by 1.0%, as a result of a 1.5% improvement in revenue per total mile and a 0.5% decrease in miles per tractor.  Inflationary cost pressures exceeded  the improvement in our revenue per total mile, yet we remain confident in our ability to operate with an industry-leading cost per mile.”

The following chart reflects the year-over-year operating ratio and revenue comparison for our asset based businesses and our non-asset based businesses for the third quarter and first nine months of 2013 and 2012.

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,
	Operating ratios(2)		Revenue change, excluding trucking fuel surcharge	Operating ratios(2)		Revenue change, excluding trucking fuel surcharge
	2013	2012		2013	2012
Asset based	85.6%	84.1%	-2.7%	84.2%	83.5%	-1.3%
Non-asset based	96.9%	94.5%	29.3%	94.4%	95.0%	49.5%

Consolidated	87.6%	85.6%	1.7%	86.0%	85.0%	5.1%

(2)Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge.  The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration.  See GAAP to Non-GAAP reconciliation schedule.  GAAP and Non-GAAP measurements for 2013 are identical.

Our asset based operating ratio was negatively impacted by increased driver wages, additional cost associated with recruiting and retaining driving associates, rising depreciation cost, increased maintenance cost related to the 2010 EPA emission engines, and lower miles per tractor.  We believe we can mitigate the impact of these costs by improving operational efficiencies, increasing yield, and intensifying cost control measures.  The new industry-wide regulations governing hours of service that went into effect in July 2013 negatively impacted miles per tractor during the quarter, however, we believe we can mitigate this impact in the future through training and network optimization.

Our non-asset based businesses continue to produce strong revenue growth.  We continue to ramp up these businesses as we invest in technology, build our team, increase our training, and gain market share.  This resulted in margin compression during the quarter, when compared to the same period last year.  Our multiple service offerings continue to enable us to provide solutions to the dynamic supply chain needs of our customers.

During the third quarter we recognized a gain related to our investments, which was substantially offset by increases in legal expenses and accruals for claim settlements arising from litigation.

The industry continues to be faced with a shortage of high quality driving associates.  Sourcing and retaining high quality drivers is critical to our success in improving the productivity of our assets.  We have made additional investments in our driver development and training programs and are seeing improved results in sourcing driving associates.  This effort has also resulted in our driver turnover continuing to compare favorably to what we believe to be the industry average.

The DOE national average diesel fuel price decreased 1.0% when compared to the third quarter last year.  Fuel remains a major cost focus for us as we continue our work towards cost effective, industry leading fuel economy while at the same time reducing the environmental impact of our operations.

Our average tractor count for the third quarter of 2013 increased 44 tractors from the second quarter of 2013 and decreased 151 tractors, when compared to the same quarter last year, to 4,007 tractors.  Our tractor fleet remains one of the most modern fleets in the industry with an average age of 2.0 years.  Although we sold more trucks and trailers than during the same quarter last year, our gain on sale of revenue equipment in the third quarter of 2013 was $2.0 million, down from $2.1 million in the third quarter of 2012.

We have returned $78.5 million to our shareholders in the form of quarterly dividends over the twenty-four-month period ending September 30, 2013.  We ended the quarter with $5.3 million of cash, $52.0 million of long term debt, and $531.0 million of shareholders' equity. Year-to-date our net capital expenditures are $57.2 million compared to $85.9 million for the same period last year, while our cash flow from operations is $100.7 million compared to $106.7 million.  On October 21, 2013 we amended our existing line of credit agreement and extended our borrowing limit from $150 million to $300 million.  We believe this provides us more flexibility to pursue acquisition opportunities and/or repurchase shares under our current share repurchase authorization.

The company will hold a conference call on October 23, 2013, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended September 30, 2013. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Third Quarter 2013 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited, in thousands, except per share amounts)

	2013	2012	2013	2012
REVENUE:
Revenue, before fuel surcharge	$195,847	$192,550	$585,551	$556,987
Fuel surcharge	43,491	45,383	133,970	136,746
TOTAL REVENUE	239,338	237,933	719,521	693,733

OPERATING EXPENSES:
Salaries, wages and benefits	60,097	58,175	174,558	178,220
Fuel expense - gross	54,338	59,474	162,770	173,398
Operations and maintenance	17,088	16,107	48,916	44,921
Insurance and claims	7,190	7,783	21,640	23,709
Operating taxes and licenses	3,752	3,929	11,645	12,004
Communications	1,244	1,206	3,616	3,873
Depreciation and amortization	21,981	21,825	64,578	63,130
Purchased transportation	45,603	39,090	138,278	107,014
Miscellaneous operating expenses	3,771	2,577	11,777	7,761
	215,064	210,166	637,778	614,030

Income From Operations	24,274	27,767	81,743	79,703

Interest income	89	96	294	317
Interest expense	(91)	(115)	(310)	(357)
Other income	971	36	1,024	430
Income before income taxes	25,243	27,784	82,751	80,093
INCOME TAXES	10,090	11,114	33,100	33,394
Net Income	15,153	16,670	49,651	46,699
Net income attributable to noncontrolling interest	(94)	(86)	(470)	(281)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$15,059	$16,584	$49,181	$46,418

Basic Earnings Per Share	$0.19	$0.21	$0.62	$0.58
Diluted Earnings Per Share	$0.19	$0.21	$0.61	$0.58

Weighted Average Shares Outstanding - Basic	80,048	79,726	79,948	79,648
Weighted Average Shares Outstanding - Diluted	80,395	79,970	80,250	80,015

BALANCE SHEET DATA:
			09/30/13	12/31/12
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$5,281	$5,684
Trade receivables, net of allowance for doubtful accounts			117,306	102,553
Notes receivable, net of allowance for doubtful accounts			714	791
Related party notes and interest receivable			1,497	2,814
Prepaid expenses			16,245	17,035
Assets held for sale			14,520	18,362
Other current assets			11,496	12,449
Income tax receivable			1,343	-
Current deferred tax assets			3,161	3,409
Total Current Assets			171,563	163,097

Property and equipment, net			586,992	584,064
Notes receivable, long-term			3,812	3,692
Goodwill			10,262	10,276
Other assets and restricted cash			32,499	21,383

Total Assets			$805,128	$782,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$21,201	$11,281
Accrued payroll and purchased transportation			15,011	10,489
Accrued liabilities			17,998	16,020
Claims accrual - current portion			15,135	15,892
Dividend payable - current portion			158	141
Total Current Liabilities			69,503	53,823

Claims accrual - long-term portion			9,320	10,340
Long-term dividend payable and other liabilities			2,388	2,638
Deferred tax liabilities			140,195	144,871
Long-term debt			52,000	80,000
Total Long-term Liabilities			203,903	237,849

Total Liabilities			273,406	291,672

Common stock			801	798
Additional paid-in capital			147,767	142,837
Accumulated other comprehensive income (loss)			1,613	(302)
Retained earnings			380,868	346,899
Total Knight Transportation Shareholders' Equity			531,049	490,232
Noncontrolling interest			673	608
Total Shareholders' Equity			531,722	490,840
Total Liabilities and Shareholders' Equity			$805,128	$782,512

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012		2013	2012
	(Unaudited)			(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$40,199	$39,811	1.0%	$119,266	$119,331	-0.1%

Non-paid Empty Mile Percent	10.6%	10.7%	-0.9%	10.8%	10.5%	2.9%

Average Length of Haul	480	484	-0.8%	480	483	-0.6%

Operating Ratio**	87.6%	85.6%		86.0%	85.0%

Average Tractors - Total	4,007	4,158		4,015	4,069

Trailers - End of Quarter	9,354	9,379		9,354	9,379

Net Capital Expenditures (in thousands)	$39,329	$29,428		$57,151	$85,902

Cash Flow From Operations (in thousands)	$28,458	$44,268		$100,715	$106,678

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. Operating ratio reported for the nine months ending September 30, 2012 is based upon total operating expenses, excluding the first quarter 2012 one time non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

The following is a reconciliation of 2012 YTD GAAP Income to Non-GAAP Income:
Reconciliation:	(GAAP) YTD 9-30-12	* Option Acceleration Expense Recorded in Q1 - 2012	(Non-GAAP) Adjusted YTD 9-30-12
Total Revenue	$693,733		$693,733
Total Operating Expense	614,030	(3,981)	610,049
	79,703		83,684

Other Income	390		390
Income before income taxes	80,093		84,074
Income taxes	33,394	87	33,481
Net Income	46,699		50,593
Net income attributable to noncontrolling interest	(281)		(281)
Net income attributable to Knight Transportation	$46,418		$50,312
Net Income Per Share
- Basic	$0.58		$0.63
- Diluted	$0.58		$0.63
Weighted Average Shares Outstanding
- Basic	79,648		79,648
- Diluted	80,015		80,015

* The first quarter of 2012 included a $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information

Contact: David A. Jackson, President, or Adam W. Miller, CFO at (602) 606-6349

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